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                                                                       EXHIBIT 8

FORM OF TAX OPINION



                              December ___, 1998



Board of Directors:
------------------
American Security Bancshares of Ville Platte, Inc.
American Security Bank of Ville Platte
126 E. Main Street
Ville Platte, Louisiana 70586

Board of Directors:
------------------
Hancock Holding Company
Hancock Bank of Louisiana
One Hancock Plaza
Gulfport, Mississippi 39501

     Re: THE FEDERAL INCOME TAX CONSEQUENCES OF CERTAIN MATTERS ARISING UNDER THE CORPORATE REORGANIZATION PROVISIONS OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED

Gentlemen:

     You have requested our opinion regarding the federal income tax consequences of the proposed merger of American Security Bancshares of Ville Platte, Inc. ("American") with and into Hancock Holding Company ("Hancock Holding"), followed by the merger of American Security Bank of Ville Platte ("Bank") with and into Hancock Bank of Louisiana ("Hancock Bank"). The merger of American with and into Hancock Holding is hereinafter referred to as the "Company Merger." The merger of Bank with and into Hancock Bank is hereinafter referred to as the "Bank Merger." Both mergers are sometimes hereinafter collectively referred to as the "Mergers," and each merger is more fully described herein. Unless otherwise noted, the capitalized terms herein shall have the same meaning ascribed to such terms in that certain Amended and Restated Agreement and Plan of Merger by and between you, dated as of October 15, 1998 (the "Merger Agreement"). This
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Board of Directors
American Security Bancshares
Hancock Holding Company
December __, 1998
Page 2

opinion is rendered in satisfaction of the closing condition described in
Section 8.2e. of the Merger Agreement.

     We have examined and are familiar with the Merger Agreement, the Form S-4 Registration Statement filed by Hancock Holding with the Securities and Exchange Commission relating to the Hancock Holding stock to be issued in connection with the Company Merger, as amended and which was declared effective on ________________, 1998, and such other documents as we have deemed sufficient to enable us to express our informed opinion. In rendering this opinion we have relied not only on such documents but also on the representations and statements of the parties to the proposed Mergers, some of which are stated in the Certificates dated December ____, 1998, attached hereto as Exhibits "A" and "B," regarding certain matters addressed in this opinion, and the following factual information supplied by the parties to the proposed Mergers.

     In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service (the "Service") and such other authorities as we have considered relevant.


               I.  BACKGROUND FACTS CONCERNING CORPORATE PARTIES

A.   Hancock Holding Company.

     Hancock Holding is a Mississippi corporation chartered for the primary purpose of acting as a bank holding company for Hancock Bank, a Mississippi chartered state bank and Hancock Bank of Louisiana, a Louisiana chartered state bank. Hancock Holding is registered as a bank holding company with the Federal Reserve System.

     As of September 30, 1998, the authorized capital stock of Hancock Holding consisted of 75,000,000 shares of common stock, of which 10,910,570 shares were outstanding (the "Hancock Bank Common Stock") including treasury shares and/or restricted shares totaling 433,173 shares. Hancock Holding is a publicly held company and its stock is currently traded on the NASDAQ Stock Market.
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Board of Directors
American Security Bancshares
Hancock Holding Company
December __, 1998
Page 3


     Hancock Holding and its subsidiaries are engaged only in the general banking business and activities closely related to banking, as authorized by the banking laws of the States of Mississippi and Louisiana and the regulations issued pursuant thereto.

B.   Hancock Bank of Louisiana

     Hancock Bank is a Louisiana chartered bank which operates offices in Louisiana. Presently, Hancock Bank has authorized capital stock consisting of 500,000 authorized shares of $1.00 par value common stock (the "Hancock Bank Common Stock"), all outstanding shares of which are owned by Hancock Holding.

C.   American Security Bancshares of Ville Platte, Inc.

     American is a Louisiana corporation chartered for the primary purpose of acting as a bank holding company for Bank, a Louisiana chartered state bank.

     The authorized capital stock of American consists of 90,000 shares of common stock, $10.00 par value. At the close of business on November 1, 1998, there were 48,467 shares of American common stock issued and outstanding (the "American Common Stock"). There is no active market for the American Common Stock and there are 337 shareholders of record.

D.   American Security Bank of Ville Platte.

     Bank is a Louisiana chartered bank with offices in the State of Louisiana. It was formed in 1961 under the banking laws of the state of Louisiana. Presently, Bank has authorized capital stock consisting of 90,000 shares of common stock, $10.00 par value (the "Bank Common Stock"). As of October 15, 1998, 44,857 shares of Bank Common Stock were issued and outstanding, all of which is owned by American.

                   II.  BUSINESS REASONS FOR AND  DESCRIPTION
                            OF THE PROPOSED MERGERS

A.   American's Reasons for the Mergers.

     During the last several years there have been significant developments in the banking industry. These developments have included the increased emphasis and dependence on automation,
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Board of Directors
American Security Bancshares
Hancock Holding Company
December __, 1998
Page 4


specialization of products and services, increased competition from other financial institutions, and a trend toward consolidation and geographic expansion. American's Board concluded that it could best serve American's shareholders, employees, customers and communities by combining with a regional banking organization, provided that American could obtain a fair price for its shareholders. Accordingly, in early 1998, representatives of American and Hancock Holding, with the assistance of American's financial advisor, Brown, Burke Capital Partners, Inc., entered into extensive negotiations which ultimately led to the execution of the Merger Agreement.

     After the Merger Agreement was signed, American was informed that its lease on the Centre Court branch facility in Alexandria, Louisiana would not be renewed which led Hancock Holding to the opinion that it was entitled to terminate the Merger Agreement, and it notified American of its intent to do so. American believed that Hancock Holding was not entitled to terminate the Merger Agreement and sued Hancock Holding in Ville Platte asking the court to order Hancock Holding to proceed with the Company Merger. Shortly before the trial, the parties engaged in intensive settlement negotiations. After discussions with American's financial and legal advisors, and considering a number of factors, including the uncertainties and cost of litigation and the absence of another potential acquiror that was willing to acquire American on more favorable terms, American's Board determined that it was in the best interest of American and American's shareholders to settle the litigation to (1) reduce the merger consideration and its composition from the amount set forth in the original Merger Agreement which consisted of Hancock Holding Common Stock to a combination of Hancock Holding Common Stock and cash, (2) revise other terms of the Merger Agreement to remove certain uncertainties to completion and to increase the dividends American was allowed to pay pending completion of the merger, and (3) receive a payment of $2.5 million from Hancock Holding that would be retained by American if the Merger Agreement as revised was not completed. On this basis, the basic terms of the Merger Agreement to be presented at the American stockholders' meeting was approved and executed by American's Board of Directors.

     In deciding to enter into the Merger Agreement, American's Board, after considering various alternatives, concluded that the Merger Agreement was in the best interests of American and its shareholders because it would permit shareholders holding more than 25 American shares to exchange on favorable terms their ownership interests in American for participation in the ownership of a regional banking organization operating on a multi-state basis. American's Board also concluded that those shareholders of American would benefit additionally in that they would attain greater liquidity in their investment by obtaining shares of stock of a corporation whose securities are more widely held and significantly more actively traded.
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Board of Directors
American Security Bancshares
Hancock Holding Company
December __, 1998
Page 5


     American's Board consulted with its financial and other advisors, as well as with American's management and considered a number of factors, including, but not limited to, the following: (1) the parties' respective earnings and dividend records, financial conditions, historical stock prices and managements; (2) the market for Bank's services and the competitive pressures existing in Bank's market area; (3) the outlook for American and Bank in the financial institutions industry; (4) the amount and type of consideration to be received by American shareholders; (5) the fact that Hancock Holding Common Stock to be received pursuant to the Merger Agreement would be listed for trading on the Nasdaq Stock Market and should provide American shareholders with liquidity that is currently unavailable to them; (6) recent changes in the regulatory environment will result in American and Bank facing additional competitive pressures in the Bank's market area from other financial institutions with greater financial resources capable of offering a broad array of financial services; (7) the opinion of Brown, Burke Capital Partners, Inc. as to the fairness of the exchange ratio, and (8) the fact that the Company Merger is expected to qualify as a tax-free reorganization so that neither American nor American's shareholders (except to the extent that cash is received as a (a) cash payment, (b) in respect of fractional shares, (c) by American shareholders holding 25 or fewer American shares, or (d) in payment of statutory dissenters' appraisal rights) will recognize any gain due to the Merger.

     American's Board did not assign any specific or relative weight to the foregoing factors in its considerations. American's Board believes that the Company Merger will provide significant value to all American's shareholders and will enable them to participate in opportunities for growth that American's Board believes the Company Merger makes possible.


B.   Hancock Holding's Reasons for the Mergers.

     The Hancock Holding Board of Directors believes that by expanding Hancock Holding's customer base in the Alexandria, Louisiana area, the Mergers should enhance Hancock Holding's earnings capacity by enabling it to deliver products and provide services to that enlarged customer base, and by permitting cost savings through consolidation of operations. In addition, the Hancock Holding Board of Directors believes that the combination of Hancock Holding and American will allow Hancock Holding and American to increase overall efficiency and take advantage of economies of scale in several areas. In evaluating the Mergers, the Hancock Holding Board of Directors considered a variety of factors, including the respective results of operations, financial condition and prospects of Hancock Holding and American; the compatibility and complimentary
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Board of Directors
American Security Bancshares
Hancock Holding Company
December __, 1998
Page 6


nature of the respective businesses and managerial philosophies of Hancock Holding and American; and the relative prices paid in recent acquisitions of financial institutions.

C.   Description of Proposed Mergers.

     The proposed Mergers will be structured in accordance with the preceding statements of background facts, the Merger Agreement, the laws of the States of Louisiana and Mississippi and the United States, the representations of the parties to the transactions, and the following descriptions:

     1. The Company Merger. Pursuant to the Merger Agreement, American will merge with and into Hancock Holding pursuant to applicable state and federal law. Hancock Holding will be the surviving corporation. On the Effective Date of the Company Merger: (a) except for shares of American Common Stock as to which dissenter's rights have been perfected and not withdrawn or otherwise forfeited under applicable Louisiana law ("Dissenting Shares"), (b) subject to the provisions of the Merger Agreement relating to fractional shares outstanding on the Effective Date of the Company Merger, and (c) subject to a special provision in the Merger Agreement relating to holders of twenty-five
          (25) or fewer shares of American Common Stock ("Small Shareholders"), each outstanding share of American Common Stock will automatically be converted into (i) 13.8651 shares of Hancock Holding Common Stock (the "Stock Payment"), and (ii) the right to receive $285.22 in cash (the "Cash Payment"). The Stock Payment, the Cash Payment, the "De Minimus Holdings Cash Payment" (as defined below), and the cash payment in lieu of fractional shares (described below) are sometimes hereinafter collectively referred to as the "Aggregate Merger Consideration."

          Unless the Merger Agreement is approved by the holders of at least 80% of the total voting power of American, Section 131 of the Louisiana Business Corporation Law allows a shareholder of American Common Stock who objects to the Merger Agreement and who complies with the provisions of that section to dissent and to be paid the fair cash value of his shares of American Common Stock. If holders of at least 80% of the total voting power of American Common Stock approve the Merger Agreement, then perfection of dissenters rights will not be possible.
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Board of Directors
American Security Bancshares
Hancock Holding Company
December __, 1998
Page 7


     2. De Minimus Stock Holdings. Section 3.1b. of the Merger Agreement provides that any holder of twenty-five (25) or fewer shares of American Common Stock ("De Minimus Holdings") shall be entitled to receive a cash payment of $950.75 per American Common Stock share (the "De Minimus Holdings Cash Payment"). Persons with De Minimus Holdings will receive the De Minimus Holdings Cash Payment in lieu of the Stock Payment and the Cash Payment noted above.

     3. The Bank Merger. On the date following the Effective Date of the Company Merger, Bank will merge with and into Hancock Bank in accordance with applicable state law. Hancock Bank will acquire all of the assets and assume all of the liabilities of Bank and Bank will cease to exist. Each share of outstanding Bank Common Stock will be canceled. Hancock Holding will constructively receive Hancock Bank Common Stock as consideration for the Bank Merger. No new shares of Hancock Bank Common Stock (or any other consideration) will actually be issued to Hancock Holding in connection with the Bank Merger. There will be no dissenters to the Bank Merger.

     4. Fractional Shares. No fractional shares of Hancock Holding Common Stock will be issued in the Company Merger. Under Section 3.2e. of the Merger Agreement, any American shareholder otherwise entitled to receive a fractional share of Hancock Holding Common Stock in the Company Merger will be paid a cash amount in lieu of any such fractional share determined by multiplying the fraction of a share of Hancock Holding Common Stock to which such holder would otherwise be entitled by $48.00.

     5. Effects of the Mergers. After the Company Merger, Hancock Holding will continue both its and American's historical business in a substantially unchanged manner. After the Bank Merger, Hancock Bank will continue both its and Bank's historical business in a substantially unchanged manner.


                                  IV. OPINION

     In reliance upon the foregoing facts and the representations of the parties to the Merger transactions, and based upon our review of such documents and consideration of such legal matters
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Board of Directors
American Security Bancshares
Hancock Holding Company
December __, 1998
Page 8


as we have deemed relevant and sufficient to enable us to render an informed opinion, we are of the opinion that the federal income tax consequences of the proposed Mergers will be as follows:

A.   With respect to the Holding Company Merger:

     1. Provided the proposed Merger of American with and into Hancock Holding qualifies as a statutory merger under applicable state and federal law, the acquisition by Hancock Holding of all of the assets of American in exchange for the Aggregate Merger Consideration and the assumption of liabilities of American will constitute a reorganization within the meaning of Code section 368(a)(1)(A). Hancock Holding and American will each be "a party to a reorganization" within the meaning of section 368(b) of the Code.

     2. No gain or loss will be recognized by American upon the transfer of all of its assets to Hancock Holding in exchange for the Aggregate Merger Consideration (all of which will be distributed to American's shareholders), and the assumption by Hancock Holding of the liabilities of American and the liabilities to which the transferred assets are subject (Code sections 361(b)(1)(A) and 357(a)).

     3. No gain or loss will be recognized by Hancock Holding upon its receipt of all of the assets of American in exchange for the Aggregate Merger Consideration paid to the American shareholders and the assumption by Hancock Holding of the liabilities of American and the liabilities to which the transferred assets are subject (Rev. Rul. 57-278, 1957-1 C.B. 124).

     4. Gain, if any, will be realized by the American shareholders who receive Hancock Holding Common Stock and cash (i.e., those who receive the combination of the Stock Payment and the Cash Payment) in exchange for their American Common Stock. Such gain will be recognized, but not in excess, in each instance, of the sum of such cash received (Code section 356(a)(1)). If the exchange has the effect of the distribution of a dividend (determined with the application of section 318(a)), then the amount of the gain recognized that is not in excess of the American shareholder's ratable share of undistributed earnings and profits will be treated as a dividend (Code section 356(a)(2)). The determination of whether the exchange has the effect of the distribution of a dividend must be made on a shareholder-by-shareholder basis in accordance with the principles set forth in Commissioner v. Clark, 489 U.S. 726
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Board of Directors
American Security Bancshares
Hancock Holding Company
December __, 1998
Page 9


          (1989), Rev. Rul. 93-61, 1993-2 C.B. 118, and United States v. Davis, 397 U.S. 301 (1970). The remainder, if any, of the gain recognized will be treated as gain from the exchange of property. No loss will be recognized on the exchange of American Common Stock for the combined Stock Payment and Cash Payment (Code section 356(c)).

     5. Where a dissenting American shareholder receives solely cash in exchange for all of his or her Dissenting Shares, such cash will be treated as having been received by the shareholder as a distribution in redemption of his or her stock subject to the provisions and limitations of section 302.

     6. Where a Small Shareholder receives solely the De Minimus Holdings Cash Payment in exchange for all of his or her De Minimus Holdings, such cash will be treated as having been received by the shareholder as a distribution in redemption of his or her stock subject to the provisions and limitations of section 302.

     7. The basis of the Hancock Holding Common Stock to be received by certain American shareholders (including any fractional share interests to which they may be entitled) will be, in each instance, the same as the basis of the American Common Stock surrendered in exchange therefor, decreased by the amount of cash received, and increased by (i) the amount that is treated as a dividend, and (ii) any gain recognized on the exchange (not including any portion of the gain that is treated as a dividend) (Code section 358(a)(1)).

     8. The holding period of the Hancock Holding Common Stock to be received by certain American shareholders (including any fractional share interests to which they may be entitled) will include, in each case, the period during which the American Common Stock surrendered in exchange therefor was held, provided that the American Common Stock is held as a capital asset in the hands of the American shareholder on the Effective Date of the Company Merger (Code section 1223(1)).

     9. The payment of cash to American Bank shareholders in lieu of fractional shares of Hancock Holding Common Stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the reorganization exchange and then redeemed by Hancock Holding. The cash payments will be treated as having been received as distributions in redemption of such stock, subject to the provisions
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Board of Directors
American Security Bancshares
Hancock Holding Company
December __, 1998
Page 10


          and limitations of section 302 of the Code (Rev. Rul. 66-365, 1966-2 C.B. 116; Rev. Proc. 77-41, 1977-2 C.B. 574).


B.   With respect to the Bank Merger:

     1. Provided that the merger of Bank into Hancock Bank qualifies as a statutory merger under applicable state law, the proposed Bank Merger will be a reorganization within the meaning of section 368(a)(1)(A) of the Code. Bank and Hancock Bank will each be "a party to a reorganization" within the meaning of Code section 368(b).

     2. No gain or loss will be recognized by Bank upon the transfer of all of its assets to Hancock Bank in constructive exchange for Hancock Bank Common Stock issued to Hancock Holding and the assumption by Hancock Bank of the liabilities of Bank (Code sections 361(a) and 357(a)).

     3. No gain or loss will be recognized by Hancock Bank upon the receipt by Hancock Bank of all of the assets of Bank in constructive exchange for Hancock Bank Common Stock issued to Hancock Holding and the assumption by Hancock Bank of the liabilities of Bank and the liabilities to which the transferred assets are subject (Rev. Rul. 57-278, 1957-1 C.B. 124).

     4. No gain or loss will be recognized by Hancock Holding as a result of the Bank Merger and the surrender of the Bank Common Stock in constructive exchange for the Hancock Bank Common Stock (Code Section 354(a)).

     5. The basis of the assets of Bank in the hands of Hancock Bank will, in each case, be the same as the basis of those assets in the hands of Bank immediately prior to the Bank Merger (Code section 362(b)).

     6. The holding period of the assets of Bank in the hands of Hancock Bank will, in each instance, include the period for which such assets were held by Bank (Code section 1223(2)).

     We have qualified our opinions by reference to the Code, the Treasury Regulations promulgated thereunder, and existing judicial and administrative interpretations thereof. In so
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Board of Directors
American Security Bancshares
Hancock Holding Company
December __, 1998
Page 11


opining, we have relied upon the foregoing facts and representations and have reviewed such documents and have considered such legal matters as we have deemed relevant and sufficient to enable us to render an informed opinion. While we have not been requested nor have we undertaken to make independent investigations to verify the representations and statements described above (including those set forth in the exhibits to this opinion), based upon our discussions with representatives of the parties and our limited review of certain background material, we believe that it is reasonable for us to rely on such representations and statements.

     Our opinion is limited to the specific opinions expressed above, and no other opinions are intended nor should they be inferred. An opinion of counsel has no binding effect upon the Service and no assurances can be given that the conclusions reached in any opinion will not be contested by the Service, or if contested, will be sustained by a court. By rendering this opinion, we do not obligate ourselves to update our opinions due to subsequent events, including changes in law, which may arise after this date.

     The opinions we have expressed above are based on the facts and representations outlined herein being correct in all material respects as of the dates indicated or at the time of the proposed transactions as the case may be. In the event that one or more of the facts or representations are incorrect for any such time, our opinion would likely be substantially different than that expressed above.

     This opinion is rendered for the sole benefit of Hancock Holding, Hancock Bank, American and Bank, together with their respective shareholders and legal counsel for their use in connection with the proposed Mergers, and is not to be used, delivered to or relied upon by any other party for any other purposes, and may not be circulated, quoted, or otherwise referred to for any other purpose without our prior written consent.

                                Very truly yours,


                                WATKINS LUDLAM WINTER & STENNIS, P.A.


                                _______________________________________